Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-266092, 333-263483 and 333-253408) and Form F-3 (No. 333-253395) of Powerbridge Technologies Co., Ltd. (the “Company”) of our report dated April 28, 2023, with respect to the consolidated balance sheets as of December 31, 2022 and 2021 and the consolidated statements of operations and comprehensive losses, changes in equity, and cash flows for the years ended December 31, 2022, 2021 and 2020, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Expert” in the Registration Statement.

/s/ OneStop Assurance PAC

Singapore

April 28, 2023